Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 15, 2021 relating to the consolidated financial statements which appeared in American International Holdings Corp.’s Annual Report on Form 10-K for the year ended December 31, 2020 and the years ended December 31, 2020 and 2019.

/s/ M&K CPA’s, PLLC

Houston, TX

May 12, 2021